EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors
Ruddick Corporation:

We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, No. 333-105665, No. 333-131927 and No. 333-143746 on Form S-8 of Ruddick Corporation and subsidiaries of our reports dated November 20, 2009, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of September 27, 2009 and September 28, 2008, and related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 27, 2009, and the related financial statement schedule “Valuation and Qualifying Accounts and Reserves,” management’s assessment of the effectiveness of internal control over financial reporting as of September 27, 2009 and the effectiveness of internal control over financial reporting as of September 27, 2009, which reports appear in the September 27, 2009, annual report on Form 10-K of Ruddick Corporation.

As discussed in the notes to the consolidated financial statements, the Company has changed its method of accounting for uncertain tax positions effective October 1, 2007, due to the adoption of Accounting Standards Codification Subtopic 740-10.

/s/ KPMG LLP
Charlotte, North Carolina
November 20, 2009